Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                     MEADOWBROOK REHABILITATION GROUP, INC.


         MEADOWBROOK REHABILITATION GROUP, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     1. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the Corporation's majority stockholder, and written notice has been given, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     2. Subsection (a) of Article IV of the Corporation's Restated Certificate of Incorporation is amended to read in its entirety as follows:

     (a) Authorized Capitalization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-one million (21,000,000) shares, consisting of fifteen million (15,000,000) shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), five million (5,000,000) shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock") (the "Class A Common Stock" and "Class B Common Stock" being herein the "Common Stock"), and one million (1,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"). The number of authorized shares of Preferred Stock or any series thereof and Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of stock entitled to vote in any general election of directors voting together as a single class. The number of authorized shares of Class B Common Stock may be increased only with the affirmative vote of (i) a majority of the Class B Common Stock voting as a class and (ii) a majority of the Class A Common Stock and any other class of stock entitled to vote thereon as a class.

     At the close of business on the day that this Certificate of Amendment of Restated Certificate of Incorporation is filed with the Secretary of State of Delaware, each share of Class A Common Stock of the Corporation issued and outstanding at such time shall be converted into one-third (1/3) of a share of

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     Class A  Common  Stock  and  each  share  of  Class B  Common  Stock of the
Corporation issued and outstanding at such time shall be converted into one-third (1/3) of a share of Class B Common Stock. No fractional share shall be issued upon the conversion of any share or shares of Class A Common Stock or Class B Common Stock. All shares of Class A Common Stock or Class B Common Stock issuable upon the conversion of the Class A Common Stock or Class B Common Stock to a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Class A Common Stock or Class B Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to three times the average closing sale price of a share of Class A Common Stock on The NASDAQ Stock Market for the ten trading days immediately preceding the date this Certificate of Amendment of Restated Certificate of Incorporation is filed with the Secretary of State of Delaware (or for such lesser number of days within such ten trading day period on which there is at least one reported sale of the Class A Common Stock). The amount of capital represented by the issued and outstanding shares of Class A Common Stock and Class B Common Stock in the aggregate at the time this amendment becomes effective shall be decreased by the transfer of two cents ($.02) from capital to surplus for each share that is no longer issued and outstanding after such effectiveness, such transfer to be made at the time this amendment becomes effective. Upon surrender by a holder of Class A Common Stock or Class B Common Stock of a certificate or certificates for Class A Common Stock or Class B Common Stock, duly endorsed, at the office of the Corporation, the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Common Stock or Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock or Class B Common Stock to which such holder shall be entitled as aforesaid.

     IN WITNESS WHEREOF, MEADOWBROOK REHABILITATION GROUP, INC. has caused this Certificate to be executed by Harvey Wm. Grasser, its authorized officer, on this 22nd day of April, 1996.

                                                          /s/ HARVEY WM. GLASSER
                                                     Title:  President and Chief
                                                             Executive Officer

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